Exhibit 8.1

[LETTERHEAD OF CLIFFORD CHANCE]

December 21, 2012

Empire State Realty Trust, Inc.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Re:	REIT Qualification of Empire State Realty Trust, Inc.

Ladies and Gentlemen:

We have acted as counsel to Empire State Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 (Registration No. 333-179486) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (together with any amendments thereto, the “Registration Statement”). Except as otherwise indicated, capitalized terms used in this opinion letter have the meanings given to them in the Registration Statement.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinion expressed herein, we have examined and, with your permission, relied on the following items:

1.	the Articles of Amendment and Restatement of the Company;

2.	the bylaws of the Company;

3.	a Certificate of Representations, (the “Certificate of Representations”) dated as of the date hereof, provided to us by the Company and Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”);

4.	the Registration Statement;

5.	the Company’s registration statement filed by the Company with the SEC on Form S-11 (Registration No. 333-179485) as of the date hereof (the “S-11”);

6.	the Amended and Restated Agreement of Limited Partnership of the Operating Partnership;

7.	the private letter ruling issued to the Company by the IRS on August 16, 2011; and

8.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) all representations and statements set forth in such documents are true and correct, (iv) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (v) the Company and the Operating Partnership at all times will operate in accordance with the methods of operation described in their organizational documents, the Registration Statement, the S-11 and the Certificate of Representations and will complete the consolidation as contemplated by the Registration Statement and S-11 on or prior to December 31, 2013. As of the date hereof, we are not aware of any facts inconsistent with the statements in the organizational documents, the Registration Statement, the S-11 or the Certificate of Representations.

For purposes of rendering the opinion stated below, we have assumed, with your consent, the accuracy of the factual representations contained in the Certificate of Representations provided to us by the Company and the Operating Partnership, and that each representation contained in such Certificate of Representations to the best of the Company’s or the Operating Partnership’s knowledge or belief is accurate and complete without regard to such qualification as to the best of such entity’s knowledge or belief. These representations generally relate to the organization and method of operation of the Company and the Operating Partnership.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

1.	Commencing with its taxable year ending December 31, 2012, the Company will be organized in conformity with the requirements for qualification as a real estate investment trust (a “REIT”) under the Code, and its proposed method of operation as described in the Registration Statement and the S-11 and as set forth in the Certificate of Representations will enable the Company to meet the requirements for qualification as a REIT under the Code; and

2.

The statements in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” including the statements regarding the tax treatment of the receipt of solely operating partnership units, and the receipt of operating partnership units plus a limited amount of Class A common stock, under the heading “U.S. Federal Income Tax Consequences of the Consolidation,” to the extent they describe applicable U.S. federal income tax law and legal conclusions, are correct in all material respects.

The opinion set forth above represents our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinion referred to herein. Moreover, the Company’s qualification as a REIT depends upon the ability of the Company to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any single taxable year have satisfied or will satisfy the tests necessary to qualify as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

The opinion set forth in this letter is: (i) limited to those matters expressly covered and no opinion is expressed in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us at the request of the Company. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP